June 10, 2005


Mail Stop 4561

Mr. Patrick Hayward
ML Principal Protection L.P.
C/O Merrill Lynch Investment Managers LLC
222 Broadway
27th Floor
New York, NY 10038-2510

Re:	ML Principal Protection L.P.
	Form 10-K for the year ended December 31, 2004
	File No. 0-25000

Dear Mr. Hayward:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



								Sincerely,



Steven Jacobs
      Accounting Branch Chief

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ML Principal Protection L.P.
June 13, 2005
Page 1